Exhibit 2.3

Execution Version

LETTER AGREEMENT

August 11, 2025

This letter agreement (this “Agreement”) is entered into by and among YORKTOWN ENERGY PARTNERS XI, L.P., a Delaware limited partnership (“Seller”), EPSILON ENERGY USA, INC., an Ohio corporation (“Purchaser”), and EPSILON ENERGY LTD., a limited liability company organized under the laws of Canada (“Purchaser Parent”). Seller, Purchaser and Purchaser Parent are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

A.Reference is hereby made to that certain Membership Interest Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and among Seller, Peak BLM Lease LLC, a Delaware limited liability company (the “Company”), Purchaser and Purchaser Parent, pursuant to which Purchaser has agreed to purchase and acquire from Seller 100% of the issued and outstanding Interests of the Company.  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

B.The Assets include those certain Leases set forth on Exhibit A (the “Subject Leases”) for which the Company has paid but which the Bureau of Land Management (the “BLM”) has not yet issued as of the date hereof.

C.Pursuant to Section 14.8 of the Purchase Agreement, the Purchase Agreement may be modified by an agreement in writing executed by Purchaser and Seller.

In connection with the execution of the Purchase Agreement on the date hereof and the transactions contemplated therein, the following sets forth the agreement and understanding of the Parties with respect to the Subject Leases:

1.Lease Issuance Date.  For purposes of this Agreement, the “Lease Issuance Date” shall mean, with respect to each of the Subject Leases, the date upon which the BLM issues such Subject Lease to a member of the Company Group.

2.Adjustment to Additional Unadjusted Purchase Price.  Notwithstanding anything set forth in the Purchase Agreement to the contrary (including, for the avoidance of doubt, Section 3.1(b) thereof), if as of the Resolution Date or, if applicable, the date upon which Purchaser elects to pay the amount due pursuant to Section 3.1(b)(iv)(A) of the Purchase Agreement, the Lease Issuance Date with respect to any of the Subject Leases has not yet occurred, the Additional Unadjusted Purchase Price, as determined in accordance with Section 3.1(b) of the Purchase Agreement, to be issued or paid to Seller shall be adjusted downward by the Allocated Values set forth on Exhibit A for such Subject Leases with respect to which the Lease Issuance Date has not yet occurred.  If, as of the Resolution Date or, if applicable, the date upon which Purchaser elects to pay the amount due pursuant to Section 3.1(b)(iv)(A) of the Purchase Agreement, the Company Group has received a refund from the BLM with respect to any of the Subject Leases with respect to which the Lease Issuance Date has not occurred as of such time, the downward adjustment to the Additional Unadjusted Purchase Price provided for in the immediately preceding sentence shall be offset by the amount of any such refund.  In accordance with Section 3.3 of the Purchase

Agreement, to the extent that the payment of the Additional Unadjusted Purchase Price is made by the issuance of Purchaser Parent Common Stock, any downward adjustment to the Additional Unadjusted Purchase Price pursuant to this Section 2 shall be translated to a decrease to the Purchaser Parent Common Stock to be issued by Purchaser Parent by dividing the Dollar amount of such adjustment by the volume weighted average price of Purchaser Parent Common Stock as reported on the Nasdaq Global Market for the sixty (60) consecutive trading days prior to the Closing Date and rounding to the nearest whole number of shares. For the avoidance of doubt, if the Lease Issuance Date with respect to any of the Subject Leases occurs before the Resolution Date, or if applicable, the date upon which Purchaser elects to pay the amount due pursuant to Section 3.1(b)(iv)(A) of the Purchase Agreement, then there shall be no adjustment to the Additional Unadjusted Purchase Price pursuant to this Section 2.

3.Lease Issuance Date Following Resolution Date.  If the Lease Issuance Date with respect to any of the Subject Leases occurs after the Resolution Date, but on or before December 31, 2027, then, within ten (10) days from the Lease Issuance Date with respect to any such Subject Lease, Purchaser shall issue to Seller the shares of Purchaser Parent Common Stock that were the subject of any downward adjustment to the Additional Unadjusted Purchase Price pursuant to Section 2 with respect to such Subject Lease.

4.No Issuance of Subject Leases.  If the Lease Issuance Date with respect to any of the Subject Leases has not occurred by December 31, 2027 (the “Lease Issuance Deadline”), then, within ten (10) days from the Lease Issuance Deadline, with respect to each such Subject Lease, Purchaser shall (a) elect to issue to Seller the shares of Purchaser Parent Common Stock that were the subject of any downward adjustment to the Additional Unadjusted Purchase Price pursuant to Section 2 with respect to such Subject Lease, or (b) elect to sell, transfer and convey such Subject Lease to Seller (or its designee) for $10.00, in which case Purchaser and Seller (or its designee) shall use Commercially Reasonable Efforts to execute, acknowledge and deliver an Assignment, Bill of Sale and Conveyance in a form reasonably acceptable to both Purchaser and Seller to complete such transaction within forty-five (45) days from the Lease Issuance Deadline.  If Purchaser fails to timely notify Seller in writing of its election under this Section 4, then Purchaser shall be deemed to have elected to sell, transfer and convey the Subject Lease to Seller.

5.Purchase Agreement.  The Purchase Agreement is hereby deemed modified to the extent necessary to give full force and effect to the terms of this Agreement.  Except as modified by this Agreement, the Purchase Agreement remains in full force and effect in accordance with its terms.  From the date hereof, the Purchase Agreement and this Agreement shall be read and construed as one document.

6.Assignment.  No Party may assign this Agreement or any of its rights or interests under this Agreement, or delegate any of its obligations or liabilities under this Agreement, without the prior written consent of the other Parties, which consent may be withheld in such Party’s sole and absolute discretion.  Any such purported assignment or delegation in breach of the previous sentence is void.

7.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction.

8.Amendment/Waiver.  This Agreement may be amended, modified or waived only by a separate written instrument duly signed and delivered by or on behalf of the Parties.

9.Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

10.Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, all of which when taken together shall constitute one and the same agreement.  Any signature hereto or to an amendment hereof delivered by a Party by electronic mail (email) or other electronic transmission shall be deemed an original signature hereto or thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first set forth above.

SELLER:

YORKTOWN ENERGY PARTNERS XI, L.P.

By:	Yorktown XI Company L.P.,
its general partner

By:	Yorktown XI Associates LLC,
its general partner

By:	/s/ Bryan H. Lawrence
Name:	Bryan H. Lawrence
Title:	Managing Member

PURCHASER:

EPSILON ENERGY USA, INC.

By:	/s/ Jason Stabell
Name:	Jason Stabell
Title:	Chief Executive Officer

PURCHASER PARENT:

EPSILON ENERGY LTD.

By:	/s/ Jason Stabell
Name:	Jason Stabell
Title:	Chief Executive Officer

[Signature Page to Letter Agreement]

EXHIBIT A

SUBJECT LEASES

PEAK LSE ID	COUNTY	LESSEE	LESSOR	TOWNSHIP	RANGE	SECTION	LEGAL DESCRIPTION	GROSS AC	WI AC	NRI AC	ALLOCATED VALUE
12083	CONVERSE	PEAK POWDER RIVER ACQUISITIONS, LLC	UNITED STATES OF AMERICA (WYW-190565)	38N	71W	27	SEC 27: W/2	320	320	280	$ 448,540.95
12085	CONVERSE	PEAK POWDER RIVER ACQUISITIONS, LLC	UNITED STATES OF AMERICA (WYW-190568)	38N	71W	34	SEC 34: S/2	320	320	280	$ 448,540.95
12084	CONVERSE	PEAK POWDER RIVER ACQUISITIONS, LLC	UNITED STATES OF AMERICA (WYW-190566)	38N	71W	27	SEC 27: E/2	320	320	280	$ 448,540.95